LANCIT MEDIA PRODUCTIONS, LTD.
                       601 West 50th Street
                     New York, New York 10019

                     NOTICE OF ANNUAL MEETING

                  To Be Held On December 18, 1996


TO OUR SHAREHOLDERS:


The Annual Meeting of Shareholders of Lancit Media Productions, Ltd., a New York corporation (the "Company"), will be held at the Company's offices at 601 West 50th Street, New York, New York 10019 on Wednesday, December 18, 1996, at 11:00 A.M. to consider and take action on the following matters:




      1. The election of a board of directors to hold office until the 1997 Annual Meeting of Shareholders and until their successors have been elected and qualified.


      2.   An amendment of the Certificate of  Incorporation of the
Company   to  change   the   Company's   name  to   "Lancit   Media
Entertainment, Ltd."; and

      3. The transaction of such other business as may properly come before the Meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on November 1, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournment or postponement of the Meeting.

      Your vote is important, regardless of the size of your holdings. PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. Any Proxy may be revoked at any time before it is exercised by following the instructions set forth on the first page of the accompanying Proxy Statement.

                               BY ORDER OF THE BOARD OF DIRECTORS


                                                 /S/ Marc L. Bailin
New York, New York                                  Marc L. Bailin
November 11, 1996                                   Secretary














                  LANCIT MEDIA PRODUCTIONS, LTD.
                       601 West 50th Street
                     New York, New York 10019

                          PROXY STATEMENT

Solicitation and Voting of Proxies

      This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Lancit Media Productions, Ltd. a New York corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, December 18, 1996 (the "Meeting") and any adjournment or postponement of the Meeting.

      The Board of Directors of the Company has fixed the close of business on November 1, 1996 as the record date (the "Record Date") for the determination of holders of shares of outstanding common stock, par value $.001 per share (the "Common Stock"), of the Company entitled to notice of and to vote at the Annual Meeting. On the Record Date there were 6,626,750 outstanding shares of Common Stock, the holders of which will be entitled to one vote per share for each matter submitted to a vote at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business.

      A proxy in the accompanying form which is properly signed, dated and returned to the Company and not revoked will be voted in accordance with instructions contained therein. If no instructions are indicated, proxies will be voted as recommended by the Board of Directors. Shareholders of record who execute proxies may revoke them at any time prior to their being exercised by delivering written notice to the Secretary of the Company or by subsequently executing and delivering another proxy at any time prior to the voting. Mere attendance at the Meeting will not revoke the proxy, but a shareholder present at the Meeting may revoke his proxy and vote in person.

       As of the date of this Proxy Statement, the only business which the management of the Company intends to present at the Meeting are the matters set forth in the accompanying Notice of Annual Meeting. Management has no knowledge of any other business to be presented at the Meeting. If other business is brought before the Meeting, the persons named in the enclosed form of proxy will vote according to their discretion.

      The approximate date on which this Proxy Statement and the accompanying proxy will first be mailed to shareholders is November 13, 1996.

       The date of this Proxy Statement is November 11, 1996



Expenses of Solicitation

          The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. The solicitation will be made by mail. The Company will supply brokers or persons holding shares of record in their names or in the names of their nominees for other persons, as beneficial owners, with such additional copies of proxies, proxy materials and Annual Reports as may reasonably be requested in order for such record holders to send one copy to each beneficial owner, and will, upon request of such record holders, reimburse them for their reasonable expenses in mailing such material.

          Certain directors, officers and employees of the Company, not especially employed for this purpose, may solicit Proxies, without additional remuneration therefor, by mail, telephone, telegraph or personal interview. The Company may also enlist the assistance of brokerage houses, fiduciaries, custodians and other like parties in soliciting proxies.

Vote Required

      The election of directors will require a plurality of the votes cast in the election, a quorum being present at the Meeting. The approval of the amendment to the Company's Certificate of Incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock. Each other matter will require the affirmative vote of a majority of the votes cast on the matter, a quorum being present at the Meeting. Generally, abstentions, shares withholding authority to vote for one or more nominees for election as director, and shares held by brokers for their customers and represented at the Meeting but as to which the brokers have no voting instructions from their customers and thus have no discretion to vote on certain matters ("broker non-votes") will be considered present at the Meeting for the purpose of determining the presence of a quorum, but because they are neither votes "for" nor "against," are not counted in determining the votes cast on a matter and, therefore, have no effect on the outcome of the vote.

      Because approval of the amendment to the Company's Certificate of Incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock, abstentions and broker non-votes will have the same effect as votes against approval. As directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting, votes "withheld" from director-nominee(s) are not counted against the election of such nominees. Brokers have discretionary authority to vote on this proposal.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of September 27, 1996, the ownership of the Company's Common Stock held by (i) each person who owns of record or who is known by the Company to own beneficially more than 5% of such stock, (ii) each of the directors and nominees for election as directors of the Company, (iii) the Company's chief executive officer and each other executive officer to whom aggregate annual compensation (salary and bonus) exceeded $100,000 during the Company's most recently completed fiscal year (see "EXECUTIVE COMPENSATION" below) and (iv) all of the Company's directors and executive officers as a group. As of such date, the Company had 6,626,750 shares of Common Stock issued and outstanding. The number of shares and the percentage of the class beneficially owned by the persons named in the table and by all directors and executive officers as a group is presented in accordance with Rule 13d-3 of the Securities and Exchange Commission ("SEC") and includes, in addition to shares actually issued and outstanding, unissued shares which are subject to issuance upon exercise of options within 60 days. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all securities listed.

                         Security Ownership


                                               Number of     Percent
                                                Shares       of
Name and Address of Beneficial Owners        Beneficially    Class
                                                 Owned        (%)
Discovery Communications, Inc.
7700 Wisconsin Avenue
Bethesda, Maryland 20814.................       876,232 1     12.4%

Directors, Nominees and Executive Officers2
Cecily Truett............................     1,149,238 3     17.3%
Laurence A. Lancit.......................     1,149,238 3     17.3%
Marjorie Kaplan..........................        80,000 4      1.2%
Arlene J. Scanlan........................        61,667 4         *
Orly Wiseman.............................        61,000 5         *
John R. Costantino.......................        26,400 6         *
Marc L. Bailin...........................        24,000 7         *
Joseph Kling.............................         5,000 4         *
All Officers and Directors as a Group (12     1,610,905 8     23.1%
persons).................................

*.....Less than 1 %

1 Includes warrants to purchase 438,116 shares. The number of shares beneficially owned is derived from the Schedule 13D filed with the SEC by Discovery Communications, Inc.

2 Address is c/o Lancit Media Productions, Ltd., 601 West 50th Street, New York, New York 10019 for all officers and directors.

3 Laurence A. Lancit and Cecily Truett are husband and wife. Includes (i) 560,653 shares of Common Stock held by the named individual's spouse 2,932 held by the named individual's children and 25,000 shares held by a trust for the benefit of the named individual's children, and (ii) 560,653 shares of Common Stock held by the named individual. Each named individual disclaims beneficial ownership of the shares held by the spouse.

4     Includes  options to purchase the following number of shares:
      Marjorie Kaplan - 80,000,  Arlene J. Scanlan - 21,667, Joseph
      Kling - 3,000.

5 Includes options to purchase 7,500 share owned by Mr. Ed Wiseman, Ms. Wiseman's husband, in which options Ms. Wiseman disclaims any beneficial interest, and options to purchase 47,500 shares owned by Ms. Wiseman.

6 Includes options to purchase 13,400 shares owned by Walden Partners, Ltd. of which Mr. Costantino is a vice president, director and principal, and options to purchase 3,000 shares owned by Mr. Costantino.

7 Includes 15,000 shares owned by Marie E. Valdes, M.D., the wife of Mr. Bailin, in which shares Mr. Bailin disclaims any beneficial interest, and options to purchase 3,000 shares owned by Mr. Bailin.

8 Includes options to purchase 352,567 shares and shares owned of record by persons other than those named in the table or described in notes 6 and 7.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under United States securities laws, the Company's directors and officers and persons who own more than ten percent of the Common Stock are required to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that during the fiscal year ended June 30, 1996, all filing requirements under section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") applicable to its directors and officers and holders of more than 10% of its Common Stock were complied with except for the filing of Form 3 by David Michaels, the filing of Form 4 by Mr. Kling, Mr. Lancit and Ms. Truett and the filing of Form 4 for four transactions by Ms.
Wiseman.

Board of Directors and Committees

      The Company's Board of Directors (the "Board") held six (6) meetings and acted on unanimous written consent seven (7) times in fiscal 1996. Of the incumbent directors, none attended fewer than 100% of the aggregate number of meetings of the Board and the committees thereof on which they serve that were held during the period that they served.

      The functions of the Audit Committee of the Board (the "Audit Committee"), currently consisting of Messrs. Kling, Bailin and Costantino, include recommending the engagement and discharge of the independent auditors, directing and supervising special investigations, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Company's procedures for internal auditing, approving each professional service provided by the independent auditors prior to the performance of such service, reviewing the independence of the independent auditors, considering the range of audit and nonaudit fees and reviewing the adequacy of the Company's system of internal accounting controls. The Audit Committee held one (1) meeting in fiscal 1996.

      The Compensation Committee of the Board (the "Compensation Committee"), currently consisting of Messrs. Bailin, Costantino and Lancit, is authorized (i) to establish and maintain compensation guidelines for salaries and merit pay increases throughout the Company; and (ii) to make specific recommendations to the Board concerning the compensation of executive officers of the Company. The Compensation Committee also administers the Company's retirement and savings plan. The Compensation Committee held one (1) meeting in fiscal 1996.

      In October 1996, in order to bring the Company's 1990 Stock Option Plan (the "1990 Plan") into compliance with new revisions to the SEC's regulations under Section 16 of the Exchange Act, the Company's Board amended the 1990 Plan to eliminate the Board's 3-member Compensation Advisory Committee (the "Compensation Advisory Committee"), effective November 1, 1996. Until that time, the Compensation Advisory Committee consisted of Messrs. Bailin and Lancit and Ms. Truett and was empowered to grant options under, to construe or interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for its administration, subject to its express terms and conditions. Except as otherwise provided in the 1990 Plan, the Committee was also charged with determining which persons would be granted options, the nature of the options granted, the number of shares subject to options and the time at which options would be granted. Since November 1, 1996, the Compensation Advisory Committee's functions are being performed by the Board of Directors. The Compensation Advisory Committee held one (1) meeting in fiscal 1996.

      The Company currently has no executive committee or standing nominating committee.


                           PROPOSAL NO.  1

                        ELECTION OF DIRECTORS

      The By-Laws of the Company provide for a Board of Directors of not fewer than three directors. The Board currently consists of five members, Cecily Truett, Laurence A. Lancit, Marc L. Bailin, Joseph Kling and John R. Costantino. At the Meeting, five directors will be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. Any vacancies which occur during the year may be filled by the Board, and any directors so appointed must stand for reelection at the next annual meeting of shareholders. All five current directors have been nominated for reelection by the Board. All nominees have consented to be named and have indicated their intent to serve if elected.

      Each "Non-Employee Director" of the Company receives $3,000 per year, payable semi-annually, and options to purchase 3,000 shares of the Company's Common Stock pursuant to the 1994 Plan for service on the Board. A "Non-Employee Director" is a person who as of any applicable date is a member of the Board but is not an employee of the Company or any parent or subsidiary of the Company, but may include a person who though not an employee holds a statutory office in the Company. No other standard compensation was paid to directors of the Company for their services as directors of the Company during fiscal 1996. See also, "EXECUTIVE COMPENSATION - Certain Relationships and Related Transactions" below.

      Set forth below is certain information furnished by and concerning the nominees for election as directors.

      CECILY TRUETT, age 47, is a co-founder of the Company and has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since March 1989. From the Company's inception in 1979 through March 1989, Ms. Truett served as Executive Vice President of the Company. From 1978 to 1979, Ms. Truett was Project Director of Books and Broadcasting For
Children,   an   international   symposium  in  children's   media.
Between 1974 and 1978, she was an associate  producer/producer  for
South  Carolina  Educational   Television  Network  ("SCET").   Ms.
Truett has served as a Blue Ribbon panelist for the Emmy Awards and as a judge at the Prix Jeunesse International Awards for
children's   programs.   Ms.   Truett  has  also  written  an  Emmy
Award-winning episode of Reading Rainbow(R). Ms. Truett is the wife of Laurence A. Lancit.

      LAURENCE A. LANCIT, age 48, is co-founder of the Company and has served as President, Chief Operating Officer and as a director of the Company since its inception in 1979, as well as Treasurer through June 1995. From 1977 to 1979, he was a producer/director for the Network for Continuing Medical Education, a major distributor of medical information productions to hospitals nationwide. From 1971 to 1977, Mr. Lancit was a producer/director for SCET, a PBS affiliate. During this period, his credits included Director of "Lowell Thomas Remembers", a series of 44 half hours, and "10 Years of Firing Line" with William F. Buckley Jr. In June 1992, Mr. Lancit received a 1992 Daytime Emmy Award as Best Director In A Children's Series for his efforts on Reading Rainbow(R). Mr. Lancit is the husband of Cecily Truett.

      MARC L.  BAILIN,  age 44,  has served as  Secretary  and as a
Director of the Company since the Company's inception in 1979. He is a senior partner of Rubin, Bailin, Ortoli, Mayer, Baker & Fry, LLP and has been engaged in the practice of entertainment and corporate law in New York and California for nineteen years. Mr. Bailin has served as the line production attorney for the Reading Rainbow(R) series since its creation and has served as
Executive   Producer  of  nine   feature   length   action   motion
pictures.  Mr.  Bailin  is also a  Director  and  founder  of Virtu
Management  Group,  Ltd.,  a  business   management  and  financial
affairs firm for a variety of leading  motion  picture,  prime-time
television  and  daytime  television   personalities.   Mr.  Bailin
attended New York University and Boston University Schools of Law (J.D.) as well as Columbia University Graduate School of Business (M.B.A.) and Yale College (B.A.).

      JOSEPH KLING, age 65, has served as a director of the Company since 1993. From 1985 to 1989, Mr. Kling was Vice Chairman and President of View Master Ideal Group. From 1989 to 1991, he was President of Sharon Industries, Inc., a manufacturer and distributor of toy products. Since 1991, he has been President of PAMSCO Inc., a consulting company. Mr. Kling is on the Board of Directors of Russ Berrie & Co., a New York Stock Exchange-listed designer and marketer of gift products worldwide.

      JOHN R. COSTANTINO, age 50, has served as a Director of the company since May, 1995. From 1978 to 1984, Mr. Costantino was a Senior Tax Partner at Touche Ross & Co. where he served as Managing Tax Partner of the firm's New York practice. From 1984 to 1985, he was President and Managing Director of Integrated Acquisition Corporation. From 1985 to 1987, he was Senior Executive Vice President and Chief Operating Officer of Conair Corporation. Since 1987 he has been a private investor and is presently a Principal of Walden Partners Ltd. Mr. Costantino is a member of the Board of Directors of Brooklyn Bancorp Inc. (the holding company for Crossland Federal Savings Bank), a Trustee of the General Electric Company's family of funds and is also a director of a number of domestic and international companies. He is an attorney and certified public accountant admitted to practice in New York State.

      Unless authority to vote for election of directors (or for one or more nominees) shall have been withheld in the manner provided in the accompanying Proxy, the votes represented by such Proxy will be cast for the election of each of the above-named nominees, or for one or more substitute nominees recommended by the Board in the event that by reason of circumstances not presently known to the Board one or more of the above-named nominees should become unavailable for election.

      The election of the Company's directors will require a plurality of the votes cast in the election, in person or by proxy, a quorum being present at the Meeting.

      The Board of Directors recommends a vote "FOR" the election to the Board of Directors of the above-named nominees to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

                       EXECUTIVE COMPENSATION

      The following table sets forth the aggregate cash compensation paid or accrued by the Company for services rendered during the three fiscal years ended June 30, 1996 to the Company's chief executive officer and each other executive officer to whom aggregate annual compensation (salary and bonus) exceeded $100,000 (collectively, the "Named Executive Officers").

                     Summary Compensation Table
                                          Annual Compensation
                                                                      Securities
                        Year                      Other       Underlying
    Name and            Ended                     Annual      Options/SARs
Principal Positions     June    Salary  Bonus   Compensation  (#)
                         30,

Cecily Truett           1996   $146,600 $10,665    $26,051        -
  (Chief     Executive  1995    133,300   2,000     43,357        -
Officer and             1994    122,519   2,000      7,759        -
Chairman of the Board)
Laurence A. Lancit      1996   $146,600 $10,665    $36,575        -
  (President, Chief     1995    133,300   2,000     23,744        -
Operating               1994    122,519   2,000     20,317        -
Officer and Treasurer)
Arlene J.               1996   $125,000 $10,665     $4,070        -
Scanlan                 1995    125,000   2,000      3,810      5,000
(President of           1994    100,000   2,000        -       25,000
Strategy)
Orly Wiseman            1996   $123,625 $10,665     $3,969     32,500
(Senior Vice            1995    111,250   2,000      3,397     15,000
President -             1994     98,125   1,750      1,500     17,500
  Production)
Marjorie Kaplan         1996   $108,848 $10,665    $43,180     57,500
(Vice President -       1995     80,415   2,000     22,001     15,000
Marketing               1994     23,949      -       5,987     25,000
  and Sales)

      In October 1995, the Company, entered into employment agreements, covering the term October 1, 1995 to October 1, 1998, with its Chairman of the Board and Chief Executive Officer and its President and Chief Operating Officer. Each agreement calls for a base annual salary starting at $150,000 for the first year. The base salary of each of the remaining two years of the agreements increases by a minimum of the annual increase in the consumer price index with the actual amount of the increase being determined by the Board of Directors. These individuals are eligible to participate in the Company's incentive bonus plan. In addition, the Chief Executive Officer and Chairman of the Board was one of the individuals responsible for creating The Puzzle Place(R) and, according to the agreement with the Writers Guild of America, is entitled to receive a share, which amounted to $19,803 and $34,830 for fiscal 1996 and 1995, respectively, of the royalties associated with the licensing of that property.

      The Company, at the time of the acquisition of The Strategy Licensing Company, Inc. ("Strategy"), entered into a three year employment agreement, effective July 1, 1993, with the President of Strategy. The agreement provided for a base salary of $125,000 in fiscal 1996. In addition, the agreement calls for this individual to receive, on an annual basis a performance bonus equal to a set percentage of certain established, annually increasing, levels of Strategy's pre-tax income. Also, at the time of the acquisition, this individual was granted options to purchase 25,000 shares of the Company's common stock, all of which are currently exercisable. This employee is eligible to participate in the incentive bonus plan. Following the expiration of the agreement, this individual's employment was continued without an employment agreement at the existing base salary.

      In March, 1994, the Company entered into a two year employment agreement with its Senior Vice President - Marketing and Sales. The agreement provided for a base salary of $80,000 per year as well as an annual non-refundable advance against commissions in the amount of $20,000 per year. During fiscal 1996, this individual's base annual salary was increased to $100,000, retroactively to March 16, 1995. Also, under the terms of the agreement this individual was granted the following options under the 1990 Plan: (a) at the commencement of the agreement, options covering 25,000 shares of Common Stock; (b) on the first anniversary of the agreement, options covering 10,000 shares of Common Stock; and (c) on the second anniversary of the agreement, options covering 10,000 shares of Common Stock, all of which are currently exercisable. Also, this employee is eligible to participate in the incentive bonus plan. Following the expiration of the two year agreement, this individual's employment was continued without an employment agreement at a base salary of $107,500 and with the same annual non-refundable advance against commissions.

      Under the incentive bonus plan referred to in this section, officers as a group, receive a bonus of 5% of pretax income (before bonus), for the fiscal year, provided that (i) pretax income (before bonus) for such fiscal year is at least $250,000, (ii) net income for such fiscal year exceeds net income for the prior fiscal year and (iii) net income is at least $.05 per share (adjusted for stock splits and stock dividends), on a fully diluted basis. There was no accrual under this plan for fiscal 1996.

Common Stock Options

      Stock Option Plans. In July 1990, the Company adopted the 1990 Stock Option Plan (the "1990 Plan") covering 200,000 shares of the Company's Common Stock, which was increased, over the years, to 1,000,000 shares, pursuant to which officers, directors, consultants and employees of the Company are eligible to receive non-qualified, or to the extent allowed, incentive stock options. Through October 1996, the 1990 Plan, which expires on July 19, 2000, was administered by the Compensation Advisory Committee (the "Advisory Committee") of the Board of Directors. In October 1996, in order to bring the Company's 1990 Plan into compliance with the new revisions in SEC's regulation under Section 16 of the Exchange Act the Company's Board amended the 1990 Plan to eliminate the Board's 3-member Advisory Committee. To the extent permitted under the express provisions of the 1990 Plan, the Advisory Committee has had authority to determine the selection of participants, allotment of shares, price and other conditions of purchase of options and administration of the 1990 Plan in order to attract and retain persons instrumental to the success of the Company. Since November 1, 1996, the Advisory Committee's functions are being performed by the Board of Directors. Stock options granted under the 1990 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the 1990 Plan to a shareholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant.

      In December 1994, the Company adopted the 1994 Non-Employee Director Non-Qualified Stock Option Plan (the "1994 Plan") authorizing the issuance of options covering 45,000 shares of the Company's common stock. Non-employee Directors of the Company are eligible to participate in the 1994 Plan. The 1994 Plan provides that each non-employee Director shall be granted 3,000 options on the day of their initial appointment and annually thereafter on the day of their re-election. The exercise price per share for each option granted will be the fair market value of the shares on the date of grant. Each option is exercisable one year from the date of grant and expires no later than ten (10) years from the date of grant.

      The following table sets forth all grants of stock options during the fiscal year ended June 30, 1996 to the Named Executive Officers. The Company has not issued any SARs.

                Option/SAR Grants In Last Fiscal Year
                                                      Potential
                                                 Realizable Value at
                                                    Assumed Annual
                                                    Rates of Stock
                                                  Price Appreciation
               Individual Grants                   for Option Term1


               Number      % of Total
               of          Options
               Securities  Granted to
               Underlying  Employees    Exercise
               Options     in Fiscal    or Base    Expiration
     Name      Granted     Year         Price ($)  Date
                                                            0%($)  5%($)  10%($)
Cecily Truett       -        -            -          -       -      -      -
Laurence A.         -        -            -          -       -      -      -
Lancit
Arlene J.           -        -            -          -       -      -      -
Scanlan
Orly Wiseman    17,500     4.6%          10.94     12-20-05  -   120,374 305,052
                15,000     3.9%           9.38     03-14-06  -    88,438 224,120
Marjorie        17,500     4.6%          10.94     12-20-05  -   120,374 305,052
Kaplan          10,000     2.6%           9.38     03-13-00  -    20,204  43,509
                30,000     7.8%           9.38     03-14-06  -   176,877 448,240

---------------------
1 The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC for the maximum option term and therefore are not intended to and may not accurately forecast possible future appreciation, if any, in the price of the Company's Common Stock.

      The following table sets forth information with respect to options exercised by each of the Named Executive Officers during the fiscal year ended June 30, 1996 and the number and value of their unexercised options as of June 30, 1996.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End
Option Values

                                        Number of          Value of
                                        Securities         Unexercised
                                        Underlying         In-the-Money
                                        Unexercised        Options at
                                        Options at         Fiscal Year End
                                   Fiscal Year End (#)         ($)1

                  Shares
    Name         Acquired    Value
                   on      Realized             Unexer-              Unexer-
               Exercise (#)  ($)   Exercisable  cisable  Exercisable  cisable
Cecily Truett        -         -        -          -          -          -
Laurence A.          -         -        -          -          -          -
Lancit
Arlene Scanlan       -         -      21,667     8,333        -          -
Orly Wiseman       6,000    54,000    47,500    17,500      34,688     13,125
Marjorie Kaplan      -         -      80,000    17,500      92,500     13,125
---------------------
1 The value of unexercised options was determined based upon the average of the closing bid and closing ask price of the Company's Common Stock on June 30, 1996.

      On January 1, 1994, the Company adopted a combined 401K Savings and Profit Sharing Plan (the "Plan"). The Plan provides for immediate eligibility for all employees as of January 1, 1994 and eligibility after completion of six months of service for all employees after January 1, 1994. The 401K Savings portion of the Plan provides for an employer match which is determined on an annual basis. For calendar years 1996, 1995 and 1994, the Company declared a match of 50% of the first 6% of any employee elective deferrals. The Profit Sharing portion of the Plan provides for an employer discretionary contribution, on an annual basis, which is reduced by any 401K employer match already received. For calendar years 1996, 1995 and 1994, the Company declared a profit sharing contribution in the amount of 3% of eligible compensation reduced by any 401K employer match already received.

Compensation Committee Interlocks and Insider Participation

      Laurence A. Lancit, the Company's President, serves on the Compensation Committee and served on the Compensation Advisory Committee which administered the 1990 Plan through October 1996. Cecily Truett, the Company's Chairman, served on the Compensation Advisory Committee. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Compensation Committee Report on Executive Compensation

      The Compensation Committee has the authority and responsibility for approving the overall compensation strategy for the Company and reviewing and making recommendations to the Board with respect to the Company's executive compensation. The Compensation Committee is comprised of two outside directors, Marc L. Bailin and John R. Costantino, and a Named Executive Officer and director, Laurence A. Lancit. In October 1996, in order to be in compliance with recent changes in the SEC's regulations under Section 16 of the Exchange Act, the Board of Directors eliminated the 3-member Compensation Advisory Committee and assumed all of its duties and responsibilities, effective November 1, 1996. The functions of the Compensation Advisory Committee were to grant options under, to construe or interpret the Company's 1990 Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for its administration, subject to the 1990 Plan's express terms and conditions. The Compensation Advisory Committee was comprised of Marc L. Bailin, Laurence A. Lancit and Cecily Truett.

      General Compensation Policy. The Compensation Committee's overall policy is to offer the Company's executive officers unique and competitive compensation opportunities. The Company uses stock options as a form of compensation to retain key personnel while maintaining salary levels which the Compensation Committee believes are lower than industry norms. The Compensation Committee's objectives are (i) to create a performance-oriented environment with variable compensation based upon the achievement of annual and longer-term business results; and (ii) to focus management on maximizing shareholder value through stock option based compensation.

      The Compensation Committee is authorized (i) to establish and maintain compensation guidelines for salaries and merit pay increases throughout the Company; and (ii) to make specific recommendations to the Board concerning the compensation of executive officers of the Company, including the Chief Executive Officer.

      Chief Executive Officer Compensation. Compensation paid by the Company to the Chief Executive Officer of the Company is determined in accordance with the general compensation policy of the Company set forth above. For the three years ended September 30, 1995, Ms. Truett's salary was paid pursuant to an existing employment agreement. The compensation provisions of the renewal of her employment agreement were based on a number of factors, including her experience as Chairman of the Board and Chief Executive Officer of the Company, her performance as such for the Company since its inception in 1979 and compensation levels for other chief executive officers in companies of similar size, business and complexity. The Compensation committee based its recommendation on, among other things, the fact that the policies and programs initiated by Ms. Truett and the Company's President and Chief Operating Officer, Laurence A. Lancit, since the Company's inception have resulted in the growth and success of the Company. No specific quantitative value was assigned to these factors in determining Ms. Truett's compensation.

      Ms. Truett's bonus paid in fiscal 1996 consisted of an equal share of the total amount available, for fiscal 1995 performance, to all individuals eligible to participate in the Company's incentive bonus plan during fiscal 1995 as well as an amount equal to her 1994 calendar year end bonus. There was no accrual under the incentive bonus plan based on fiscal 1996 performance.

                            Submitted by:
    Compensation Committee of the
           Board of Directors              Compensation Advisory Committee
Marc L. Bailin    Laurence A. Lancit    Marc L. Bailin    Laurence A. Lancit
         John R. Costantino                        Cecily Truett

      The graph set forth below shows, for the period from June 30, 1991 through June 30, 1996, the cumulative total return of the Common Stock, as compared with a broad equity market index, in this case, the NASDAQ Market Index, and with a published industry index, in this case, MG Industry Group 471 - Motion Picture Production, Distribution and Theaters as published by Media General Financial Services.

    Comparative 5-Year Cumulative Total Return Among The Company,
               NASDAQ Market Index And MG Group Index1

[Line graph with the following plot points]

                                FISCAL YEAR ENDING
                     1991    1992    1993    1994    1995    1996

Lancit Media          100   221.43  671.43  785.71  942.86  657.14
Productions
NASDAQ Market Index   100   107.75  132.27  145.04  170.11  214.14
MG Group Index        100   121.18  145.93  148.51  189.34  214.21


1 Assumes $100 invested on June 30, 1991 and assumes dividends reinvested. As of fiscal year ended June 30, 1996.


Certain Relationships and Related Transactions

      The Company's general counsel is Rubin, Bailin, Ortoli, Mayer, Baker, & Fry, LLP, of which Marc L. Bailin is a partner. The Company paid legal fees of $121,157, $135,140, and $113,965 to Rubin, Bailin, Ortoli, Mayer, Baker & Fry, LLP, and its predecessor firm for the years ended June 30, 1996, 1995 and 1994, respectively.

      The Company has entered into an arrangement with Walden Partners, Ltd. ("Walden"), pursuant to which Walden will provide the Company with regular and customary consulting advice involving matters relating to the Company's internal operations, corporate transactions and financial markets. The arrangement has a term commencing October 20, 1995 and ending October 31, 1996. Pursuant to the arrangement, the Company pays Walden a monthly fee of $833.34 and has granted Walden an option under the 1990 Plan to purchase 13,400 shares of Common Stock with an exercise price equal to the market price of the Common Stock on the date the term commenced. John R. Costantino is a vice president, director and principal of Walden.

      Pursuant to a Stock Purchase Agreement dated September 25, 1996 with Discovery Communications, Inc. ("DCI") whereby DCI became a 6.6% shareholder of the Company, DCI may also purchase, what currently represents an additional 6.2% stake in the Company through the exercise of warrants at $13 per share.
Simultaneously, the Company entered into an a non-exclusive Production Output Agreement pursuant to which the Company will develop and produce children's programming for Discovery Channel's new Sunday children's block. The Company will derive production-related revenues from programming it produces for DCI and will participate in income generated by DCI from licensed product sales based on that programming.



                          PROPOSAL NO. 2

       AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION

      On October 28, 1996, the Board of Directors of the Company authorized the amendment of Paragraph FIRST of the Certificate of Incorporation to change the Company's name to "Lancit Media Entertainment, Ltd." The name change is subject to authorization by the shareholders at the 1996 Annual Meeting of Shareholders.

      Since its inception in 1979, the Company has expanded its activities and services beyond the production of children's television programs into ancillary areas including licensing and merchandising, project fund raising and feature film development. The Board of Directors believes that the new name better reflects the Company's broader range of activities.

      The Board of Directors also approved a resolution permitting and directing the officers and directors of the Company to perform the ministerial tasks necessary to implement the change in name. This resolution also allows the Board of Directors to abandon the amendment anytime prior to filing with the Secretary of State of the State of New York, notwithstanding shareholder approval.

      Approval of this amendment of the Certificate of Incorporation requires the affirmative vote of a majority of all outstanding shares of the Common Stock. As such, abstentions will have the same effect as votes against the proposal.

      The Board of Directors recommends a vote "FOR" the amendment of the Company's Certificate of Incorporation.





                       INDEPENDENT ACCOUNTANTS

          The accounting firm of Feldman Radin & Co., P.C. acted as the independent public accountants for the Company for the fiscal year ended June 30, 1996 and is anticipated to be selected by the Board to act as independent public accountants for the current fiscal year. Feldman Radin & Co, P.C. has advised the Company that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. One or more representatives of Feldman Radin & Co., P.C. is expected to be present at the Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.


                           OTHER BUSINESS

      The Board knows of no matters to come before the Meeting or any adjournment or postponement thereof other than those matters described in this Proxy Statement and in the accompanying Notice of Annual Meeting. However, if any other matters should properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying Proxy to vote such Proxy as in their discretion they may deem advisable.


           SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

           Shareholders' proposals submitted pursuant to Rule 14a-8 of the Exchange Act intended to be presented at the next Annual Meeting of Shareholders of the Company, tentatively scheduled for December 11, 1997, must be received by the Company at its offices shown on the first page of this Proxy Statement by September 1, 1997, for inclusion in the Company's proxy statement and form of proxy relating to such Meeting.


                            ANNUAL REPORT

          The Company's 1996 Annual Report to Shareholders (which includes financial statements for the fiscal year ended June 30, 1996) accompanies this Proxy Statement but is not to be deemed part of this Proxy Statement. A copy of the Company's Annual Report on Form 10-K/A, for the fiscal year ended June 30, 1996 filed with the SEC is contained in the accompanying Annual Report to Shareholders.

                                    By  Order   of  the   Board  of Directors

                                      /S/ Marc L. Bailin
                                    Marc L. Bailin
                                    Secretary









                  LANCIT MEDIA PRODUCTIONS, LTD.
                       601 West 50th Street
                     New York, New York 10019


             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD
                         December 18, 1996

The undersigned hereby appoints LAURENCE A. LANCIT and MARC L. BAILIN, and each or any of them, attorneys and proxies, with full power of substitution, and authorizes them to vote all shares of common stock of Lancit Media Productions, Ltd. held of record by the undersigned on November 1, 1996, at the Annual Meeting of Shareholders to be held on December 18, 1996, and any adjournments or postponement thereof, hereby revoking all previous proxies, with all powers the undersigned would possess if present, on all matters set forth in the Notice of Annual Meeting dated November 11, 1996, as follows:


INSTRUCTION:  MARK ONLY ONE BOX FOR EACH NUMBERED MATTER

(1) ELECTION OF DIRECTORS - The election of all below named nominees; to wit: Cecily Truett, Laurence A. Lancit, Marc
      L. Bailin, Joseph Kling and John R. Costantino.

      __  FOR all nominees except the following:





      __  ABSTAIN  (i.e.,   withhold   authority  to  vote  for  any
nominees.)

(2) AMENDMENT OF THE CERTIFICATE OF INCORPORATION - The approval of the amendment to Article FIRST of the Company's Certificate of Incorporation to change the Company name to "Lancit Media Entertainment, Ltd."

      __  FOR                 __  AGAINST                __  ABSTAIN





LANCIT MEDIA PRODUCTIONS, LTD.

(3) In their discretion, to vote upon such other business as may properly come before the Meeting.



UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.


                Please mark, date, sign and return this Proxy promptly, using the enclosed envelope.




Dated                                             , 1996
                          Month         Day




Signature



Signature

                          Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners must sign.

          I plan to attend the Meeting.


            Yes __      No     __



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS